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                                                 60 state street
                                                 boston, ma 02109

                                                 adams, harkness & hill
                                                 the emerging growth investment
VIA FAX

                                                 617.371.8900
                                                 www.ahh.com

July 30, 2001

Special Committee of the Board of Directors
Uno Restaurant Corporation
c/o Brown, Rudnick, Freed & Gesmer
745 Atlantic Avenue
Boston, MA 02111

Attention:  Tamara Davis

Ladies and Gentlemen:

In accordance with the terms of the engagement letter between the Special Committee of the Board of Directors (the "Special Committee") of Uno Restaurant Corporation (the "Company") and Adams, Harkness & Hill, Inc., we are writing to affirm our opinion, dated April 4, 2001 (the "Opinion"), as investment bankers, as to the fairness, from a financial point of view, to the shareholders of the Company other than Aaron Spencer and the Management Group (the "Management Group"), of the cash consideration to be received by such shareholders in connection with the proposed acquisition (the "Transaction" or "Merger") of the Company by the Management Group, pursuant to an Agreement and Plan of Merger to dated as of April 19, 2001 (the "Merger Agreement"), by and among Uno Acquisition Corporation, and the Company.

Our affirmation is a result of our review of the analyses undertaken to arrive at our Opinion in the context of certain material changes in the assumptions associated with those analyses, including the announcement by the Company on July 17, 2001, of its quarterly earnings and performance.

This letter is for the information of the Special Committee and the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission with respect to the transactions contemplated by the Merger Agreement.

Sincerely,

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                                     Special Committee of the Board of Directors
                                                      Uno Restaurant Corporation
                                                                   July 30, 2001
                                                                     Page 2 of 2

ADAMS, HARKNESS & HILL, INC.


By: /S/ GREGORY W. BENNING
   ------------------------------

Gregory W. Benning
Managing Director
Co-Head, Mergers & Acquisitions